Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - March 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,160,958.421 units) at February 29, 2004     $3,442,764,316
Additions of 80,599.780 units on March 31, 2004                   241,008,308
Redemptions of (8,110.108) units on March 31, 2004                (24,250,768)
Offering Costs                                                     (1,527,426)
Net Income (Loss) - March 2004                                     30,254,719
                                                               --------------

Net Asset Value (1,233,448.093 units) at March 31, 2004        $3,688,249,149
                                                               ==============

Net Asset Value per Unit at March 31, 2004                     $     2,990.19
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $  177,059,015
    Change in unrealized                                          (98,069,340)
  Gains (losses) on forward and swap contracts:
    Realized                                                      293,833,721
    Change in unrealized                                         (312,244,554)
  Interest income                                                   2,677,526
                                                               --------------

                                                                   63,256,368
                                                               --------------

Expenses:
  Brokerage fee                                                    21,752,720
  Performance fee                                                  11,019,120
  Operating expenses                                                  229,809
                                                               --------------

                                                                   33,001,649
                                                               --------------

Net Income (Loss) - March 2004                                 $   30,254,719
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on March 31, 2004                       $   2,990.19

Net Asset Value per Unit on February 29, 2004                    $   2,965.45

Unit Value Monthly Gain (Loss) %                                        0.83 %

Fund 2004 calendar YTD Gain (Loss) %                                   13.64 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

March ended with mostly positive returns after being in negative territory early in the month, making the first quarter of 2004 one of our best quarters in the last decade.

Most of our gains came from the fixed income sector as US Treasuries continued to trade higher, while a weakening US dollar also contributed solid returns. The energy sector was moderately profitable, while the equity indices sector was moderately negative.

In a continuing environment of significant volatility and lingering uncertainty about the future direction of interest rates and currencies, we caution our investors to maintain sober and realistic expectations. Returns for our strategies have been unusually strong over the last two years, and it would be prudent to anticipate a reversal sooner rather than later.

In the meantime, if you have any questions or concerns, please feel free to call.

Sincerely,

Bruce Cleland
President & CEO